Exhibit 15.1

AWARENESS LETTER FROM GRANT THORNTON LLP

U.S. Securities and Exchange Commission

Washington, D.C. 20549

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial statements of McGrath RentCorp and Subsidiaries as of September 30, 2007 and for the three and nine-month periods ended September 30, 2007 and 2006, as indicated in our report dated October 30, 2007; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 is being incorporated by reference in Registration Statement Nos. 333-06112, effective October 16, 1996 and 333-74089, effective March 9, 1999 on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) of the Securities Act of 1933, is not considered a part of a registration statement prepared or certified by an accountant within the meaning of Paragraphs 7 and 11 of that Act.

/s/ Grant Thornton LLP

San Francisco, California

October 30, 2007